Exhibit 10.2

Amendment No. 2 to

Amended and Restated Employment Agreement

THIS Amendment No. 2 (the “Amendment”) to the Amended and Restated Employment Agreement, effective as of April 22, 2024 (the “Effective Date”), by and between Steve Chapman (the “Executive”) and Natera, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Employee and the Company are parties to an Amended and Restated Employment Agreement, dated January 2, 2019 and amended on May 4, 2022 (as amended, the “Agreement”).

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties agree as follows.

A.Amendment to Section 6. Section 6 of the Agreement is hereby amended and restated in its entirety as follows:

“6. Termination Benefits.

(a)Conditions.  If the Executive is subject to an Involuntary Termination as described below in this Section 6, then the Executive will be entitled to the benefits described in this Section 6, provided that the Executive has (i) completed three years of continuous service with the Company (except in the event of a CIC Involuntary Termination (as defined below), (ii) returned all Company property in the Executive’s possession, (iii) resigned as a member of the boards of directors of the Company and all of its subsidiaries, to the extent applicable, and (iv) executed a general release of all claims, in a reasonable form prescribed by the Company (the “Release”).  The Executive must execute and return the Release on or before the date specified by the Company in the prescribed form (the “Release Deadline”).  The Release Deadline will in no event be later than fifty days after the Executive’s Separation.  For the avoidance of doubt, if the Executive fails to return the Release on or before the Release Deadline, or if the Executive revokes the Release, then the Executive will not be entitled to the benefits described in this Section 6.
(b)Severance Pay. If the Executive is subject to an Involuntary Termination, then the Company shall pay the Executive a lump sum equal to twelve months of Base Salary (or if an Involuntary Termination occurs at the time of or within eighteen months following such Change in Control (a “CIC Involuntary Termination”), then the Company shall pay the Executive a lump sum equal to the sum of (A) eighteen months of Base Salary plus (B) the Eligible Bonus (calculated, for the avoidance of doubt, as if all performance criteria had been satisfied at 100% of the target level (where applicable)). Such amount will be referred to as the “Severance” payment.

The cash Severance payment will be made within sixty days after the Executive’s Separation; however, if such sixty-day period spans two calendar years, then the payment will in any event be made in the second calendar year.

If the Executive is subject to an Involuntary Termination and if the Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following Separation, then the Company will pay the Executive’s monthly premium under COBRA until the earliest of (i) twelve months after Separation (eighteen months after Separation in the event of a CIC Involuntary Termination), (ii) the expiration of the Executive’s continuation coverage under

COBRA or (iii) the date when the Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.  Such amounts may be reported as taxable income to the Executive to the extent necessary or advisable to avoid adverse tax consequences to the Executive, the Company or the Company’s other employees, in the Company’s sole discretion.

(c)Vesting of Equity Awards.
(i)Time-Based Equity Awards.  If the Executive is subject to an Involuntary Termination (that does not qualify as a CIC Involuntary Termination), then the Executive will become vested in the greater of (i) an additional 50% of the unvested and outstanding option shares and shares granted pursuant to other equity-based awards that vest solely based on Executive’s continuous Service to the Company (collectively, the “Time-Based Equity Awards”) measured as of the date of the Involuntary Termination or (ii) a number of shares subject to the outstanding Time-Based Equity Awards determined as if the Executive had completed an additional eighteen months of continuous Service measured from the date of the Involuntary Termination.
(ii)Performance-Based Equity Awards.  If the Executive is subject to an Involuntary Termination (that does not qualify as a CIC Involuntary Termination), then the Executive will become vested in that number of shares issuable under the Executive’s then-unvested performance-based equity awards (each a “Performance-Based Equity Award” and collectively, the “Performance-Based Equity Awards”) calculated as follows: (1) the total number of shares eligible for vesting based on the actual achievement of the performance conditions set forth in the applicable Performance-Based Equity Award as determined at the end of the measurement period set forth in such award (the “Eligible Shares”) multiplied by (2) the greater of (A) 0.50 and (B) the portion of the measurement period of such Performance-Based Equity Award during which the Executive provided service to the Company as if the Executive had completed an additional eighteen (18) months of continuous service measured from the date of the Involuntary Termination. For purposes of clarity, the Executive shall vest in 100% of the Eligible Shares under a Performance-Based Equity Award if such award vests during such eighteen-month period of continuous service; and the Executive shall not vest in any portion of a Performance-Based Equity Award unless the minimum performance condition thereunder is achieved in accordance with the terms of such award.

Notwithstanding the foregoing, with respect to Performance-Based Equity Awards outstanding as of the date of this Amendment No. 2 that are subject to milestones based on the Company’s market capitalization (“Market Valuation Equity Awards”), if the Executive is subject to an Involuntary Termination (that does not qualify as a CIC Involuntary Termination), then the Executive will become vested in such portion(s) of any unvested and outstanding Market Valuation Equity Awards for each performance milestone(s) set forth therein that are achieved within eighteen (18) months following the date Executive ceases providing Services to the Company.

Further, if an Involuntary Termination occurs after a market capitalization performance milestone has been achieved but prior to completion of the continuous service requirements for subsequent vesting (if any), the remaining portions of the Market Valuation Equity Awards shall be eligible for accelerated vesting in accordance with this Section (c)(ii) if and only if the Stock Value equals or exceeds the First Milestone Stock Value or Second Milestone Stock Value (as such terms are defined in the Market Valuation Equity Awards), as applicable, on either (1) the date of such Involuntary Termination or (2) when averaged during the three-month period ending on the date of such Involuntary Termination.

(iii)CIC Involuntary Termination.  If the Executive is subject to a CIC Involuntary Termination, then the Executive shall become fully vested in all of the then-unvested and outstanding Time-Based and Performance-Based Equity Awards.

(iv)Application.  For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, any greater benefits granted to the Executive pursuant to the terms of an existing equity award shall not be superseded hereby.  Further, this Section 6 shall apply to all future Time-Based and Performance-Based Equity Awards, unless the terms of such future award agreements expressly provide otherwise.
(d)Consulting Agreement.  If the Executive is subject to an Involuntary Termination (that does not qualify as a CIC Involuntary Termination), the Company will consider in good faith a consulting agreement with the Executive (the “Consulting Agreement”).  The terms of any such Consulting Agreement will be subject to approval by the Company’s Board of Directors in its sole discretion.
(e)Definition of “Involuntary Termination.”  For all purposes under this Agreement, “Involuntary Termination” shall mean a Separation as a result of either (i) the involuntary discharge of the Executive by the Company (or the parent or subsidiary employing him) for reasons other than Cause or (ii) a voluntary resignation by the Executive for Good Reason.
(f)Definition of “Cause.”  For all purposes under this Agreement, “Cause” shall mean:  (i) the unauthorized use or disclosure by the Executive of the Company’s confidential information or trade secrets;  (ii) a material breach by the Executive of any agreement between the Executive and the Company; (iii) a material failure by the Executive to comply with the Company’s written policies or rules; (iv) the Executive’s commission of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) the Executive’s gross negligence, willful misconduct or commission of an act of fraud in his dealings with the Company; (vi) failure by the Executive to perform, or apply the requisite effort to, his assigned duties; (vii) the Executive’s (1) inability to perform the essential functions of the Executive’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment or (2) death; or (viii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or executives, if the Company has requested such cooperation. Any determination of Cause by the Company shall be made by the Board; provided, however, that no such determination may be made with respect to (ii), (iii), (vi), and (viii) above until the Executive has been given written notice detailing the specific Cause event and such event remains uncured (if susceptible to cure) to the reasonable satisfaction of the Board for a period of thirty (30) days following the receipt of such notice.
(g)Definition of “Change in Control.”  For all purposes under this Agreement, “Change in Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with or into another entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.  The foregoing notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  In addition, if a Change in Control constitutes a payment event with respect to any equity award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable equity award agreement the transaction with respect to such equity award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.
(h)Definition of “Good Reason.”  For all purposes of this Agreement, “Good Reason” shall mean any action by the Company, in each case without the Executive’s prior written consent, that (i) results in a material diminution in the Executive’s duties, authority or responsibilities or a diminution in the Executive’s title or position (other than for Cause); provided, that, for the avoidance of doubt, (x) modifying the Executive’s title and (y) the failure to nominate or maintain the Executive on the Board (other than for Cause) shall each constitute Good Reason; (ii) requires the Executive to report to any person other than the Board; (iii) reduces the Base Salary, annual incentive bonus opportunity, grant date fair value of annual long-term incentive equity awards in forms including Options, RSUs and Performance Awards, or benefits under employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates; (iv) relocates the Executive’s principal place of employment to a location more than 25 miles from the Company’s office in San Carlos, California; provided, that if the Executive agrees in writing to establish another location as his principal place of employment, then for purposes of this clause (iv), such other location shall be substituted for San Carlos, California; or (v) constitutes a material breach by the Company of this Agreement (including, without limitation, failure to timely pay or award the Base Salary, annual incentive bonus or the annual long-term incentive equity awards or provide benefits under any material agreement between the Executive and the Company); provided, in all cases, that, in no event shall the occurrence of any such condition constitute Good Reason unless (1) the Executive gives notice to the Company of the condition giving rise to Good Reason within 120 days following its initial existence, (2) the Company fails to cure such condition within 30 days following the date such notice is given and (3) the Executive terminates his employment with the Company within 120 days following the expiration of such cure period. The existence of Good Reason will not be affected by the Executive’s temporary incapacity due to physical or mental illness not constituting a “disability” as defined in the regulations under Section 409A of the Code and the Treasury Regulations promulgated thereunder.
(i)Definition of “Separation.”  For all purposes under this Agreement, “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code and the Treasury regulations promulgated thereunder.
(j)Definition of “Code.”  For all purposes under this Agreement, “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
(k)Definition of “Service.”  For all purposes under this Agreement, “Service” shall mean service as an employee or consultant of the Company.
(l)Golden Parachute Tax Limitation.
(i)In the event that it is determined that any payment or distribution of any type (cash, equity or otherwise) to or for the Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or under any other agreement including the Executive’s equity award agreements (the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Total Payments shall be made to the Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Total Payments being subject to Excise Tax (a “Reduced Payment”), whichever of the foregoing results in the Executive’s receipt, on an after-tax basis, of benefits of the greatest value, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.
(ii)For avoidance of doubt, the Total Payments shall include acceleration of vesting of equity awards granted by the Company that accelerate in connection with a Change in Control of the Company, but only to the extent such acceleration of vesting is deemed a parachute payment with respect to a Change in Control of the Company.
(iii)The determination (the “Determination”) as to whether any of the Total Payments are “parachute payments” (within the meaning of Code Section 280G) and whether to make a Reduced Payment shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”), which shall provide such Determination, together with detailed supporting calculations both to the Company and to the Executive within seven business days of the Executive’s Separation, if applicable, or such earlier time as is requested by the Company or by the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax).  In any event, as promptly as practicable following the Accounting Firm’s Determination, the Company shall pay or transfer to or for the Executive’s benefit such amounts as are then due to the Executive and shall promptly pay or transfer to or for the Executive’s benefit in the future such amounts as become due to the Executive.  Any determination by the Accounting Firm shall be binding upon the Executive and the Company, absent manifest error.
(iv)For purposes of determining whether to make a Reduced Payment, if applicable, the Company shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to the Executive (including the Excise Tax).  If a Reduced Payment is made, the Company shall reduce or eliminate the Total Payments in the following order:  (1) cancellation of accelerated vesting of options with no intrinsic value, (2) reduction of cash payments, (3) cancellation of accelerated vesting of equity awards other than options, (4) cancellation of accelerated vesting of options with intrinsic value and (5) reduction of other benefits paid to the Executive.  In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards.  In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the Determination.  For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.
(v)As a result of uncertainty in the application of Code Sections 4999 and 280G of at the time of the initial Determination by the Accounting Firm hereunder, it is possible that payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder.  In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the event that the Accounting Firm determines that an Overpayment has occurred, such Overpayment shall be treated for all purposes as a loan to the Executive that the Executive shall repay to the Company, together with interest at the applicable federal rate provided in Code Section 7872(f)(2); provided, however, that no amount shall be payable by the Executive to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Code Section 4999.  In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the

Executive’s benefit, together with interest at the applicable federal rate provided in Code Section 7872(f)(2).
(vi)If this Section 6(l) is applicable with respect to the Executive’s receipt of a Reduced Payment, it shall supersede any contrary provision of any plan, arrangement or agreement governing the Executive’s rights to the Total Payments.”
B.No Other Changes. This Amendment does not alter any term or condition of the Agreement other than as expressly set forth herein. If there is any conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.
C.References. All references herein to this “Agreement” shall be deemed to refer to such Agreement as amended by this Amendment.
D.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EMPLOYEE

By: /s/ Steve Chapman

Name:  Steve Chapman

NATERA, INC.

By: /s/ Rowan Chapman

Name: Rowan Chapman

Title:  Compensation Committee Chair